News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2011 Results

Achieves Record Second Quarter Revenue and EPS Performance

WALTHAM, Mass. (July 27, 2011) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended July 2, 2011.

Second Quarter 2011 Highlights

•	Adjusted earnings per share (EPS) grew 22% to a record $0.99.

•	Revenues grew 12% to a record $2.90 billion.

•	Adjusted operating margin increased 40 basis points to 17.6%.

•	Completed acquisition of Dionex to create leading chromatography offering and announced acquisition of Phadia to enhance leadership in specialty diagnostics.

•	Launched breakthrough products at ASMS conference that redefine mass spectrometry analysis for life sciences, environmental protection and food safety applications.

•	Spent $225 million to buy back 3.8 million shares of company stock.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We delivered a solid second quarter, which keeps us right on track to meet our financial goals for the year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “In addition to record top-line results, we achieved record adjusted EPS, with 22 percent growth over the year-ago quarter. We are executing our plan and reaping the benefits of our investments in new products and emerging markets, our PPI productivity initiatives and effective capital deployment.

“We had an exceptional quarter in terms of new product launches. This year’s ASMS showing was our strongest yet, with three new mass spectrometry systems that will revolutionize the way our customers perform analysis in a range of applications. In our specialty diagnostics business, we introduced six oral fluid tests that have been cleared by the U.S. Food and Drug Administration for drugs-of-abuse screening. On a separate note, two of our products made the R&D Magazine list of the top 100 innovations in 2011.

“We also continue to effectively deploy our capital to create shareholder value. We’ve spent $2.1 billion on acquisitions completed so far this year. In addition to creating a leading chromatography portfolio with Dionex, we expanded our range of laboratory consumables with Sterilin, and last week acquired TREK Diagnostic Systems to broaden our microbiology offerings. Earlier in the quarter, we announced the acquisition of Phadia, which will enhance our specialty diagnostics capabilities with tests for allergies and autoimmune disorders. I’m pleased to report that the acquisition process is moving along faster than we expected and we now anticipate closing the transaction late in the third quarter. Finally, we deployed $225 million of capital during the quarter to buy back our stock.”

For the second quarter of 2011, adjusted EPS grew 22% to a record $0.99, versus $0.81 in the second quarter of 2010. Revenues for the quarter grew 12% to $2.90 billion in 2011 versus $2.60 billion in 2010. Adjusted operating income for the second quarter of 2011 increased 14% compared with the year-ago period, and adjusted operating margin expanded 40 basis points to 17.6%, compared with 17.2% in the second quarter of 2010.

On a pro forma basis, as if Dionex were owned for the entire second quarter in both years, revenues increased 9%, including a 4% increase from the favorable effect of currency translation and a 1% increase from acquisitions other than Dionex.

GAAP diluted EPS for the second quarter of 2011 was $1.36, versus $0.57 in the same quarter last year. Results in 2011 include the gain on sale of discontinued operations (primarily Athena Diagnostics and Lancaster Laboratories), which increased GAAP diluted EPS by $0.79. GAAP operating income for the second quarter of 2011 declined to $265.8 million, compared with $297.9 million in 2010, due to acquisition-related charges. GAAP operating margin was 9.2%, compared with 11.5% in the second quarter of 2010.

Annual Guidance for 2011

Thermo Fisher announced that it is raising its adjusted EPS and revenue guidance for the full year 2011. The company is raising its adjusted EPS guidance by $0.03 to a new range of $4.08 to $4.18 for 2011, which would result in 18% to 21% EPS growth over 2010. The company is also raising its 2011 revenue guidance by $80 million to a new range of $11.60 billion to $11.70 billion as a result of more favorable foreign exchange and recent acquisitions. This would lead to 10% to 11% revenue growth over 2010. This guidance does not include any impact from the pending acquisition of Phadia and does not include any other future acquisitions or divestitures.

The 2011 guidance is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments.

Analytical Technologies Segment

In the second quarter of 2011, Analytical Technologies Segment revenues increased 19% to $1.28 billion, compared with revenues of $1.07 billion in the second quarter of 2010. Segment adjusted operating income increased 27% in the second quarter of 2011, and adjusted operating margin increased to 21.1%, versus 19.9% in the 2010 quarter.

Laboratory Products and Services Segment

In the second quarter of 2011, Laboratory Products and Services Segment revenues increased 6% to $1.76 billion, compared with revenues of $1.65 billion in the second quarter of 2010. Segment adjusted operating income increased 2% in the second quarter of 2011, and adjusted operating margin was 13.6%, versus 14.1% in the 2010 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2011 excludes approximately $1.04 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the second quarter of 2011. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 27, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 19, 2011.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of nearly $11 billion, we have approximately 37,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our website under the heading “SEC Filings.”  Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general worldwide economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the acquisition of Dionex may not materialize as expected. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	July 2,	% of	July 3,	% of
(In millions except per share amounts)	2011	Revenues	2010	Revenues

Revenues	$2,897.4		$2,595.7
Costs and Operating Expenses:
Cost of revenues (c)	1,691.6	58.4%	1,515.4	58.4%
Selling, general and administrative expenses (d)	665.6	23.0%	566.8	21.8%
Amortization of acquisition-related intangible assets	151.2	5.2%	137.8	5.3%
Research and development expenses	83.3	2.9%	69.6	2.7%
Restructuring and other costs, net (e)	39.9	1.4%	8.2	0.3%
	2,631.6	90.8%	2,297.8	88.5%

Operating Income	265.8	9.2%	297.9	11.5%
Interest Income	6.6		2.9
Interest Expense	(38.9)		(23.8)
Other Income (Expense), Net (f)	22.1		(15.9)

Income Before Income Taxes	255.6		261.1
Provision for Income Taxes (g)	(38.0)		(32.4)

Income from Continuing Operations	217.6		228.7

Income from Discontinued Operations	—		8.6
Gain on Disposal of Discontinued Operations	305.8		—

Net Income	$523.4	18.1%	$237.3	9.1%

Earnings per Share from Continuing Operations:
Basic	$.57		$.56
Diluted	$.56		$.55

Earnings per Share:
Basic	$1.37		$.58
Diluted	$1.36		$.57

Weighted Average Shares:
Basic	381.9		409.3
Diluted	385.9		415.9

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$265.8	9.2%	$297.9	11.5%
Cost of Revenues Charges (c)	15.4	0.5%	3.7	0.1%
Selling, General and Administrative Costs, Net (d)	38.0	1.3%	(0.2)	0.0%
Restructuring and Other Costs, Net (e)	39.9	1.4%	8.2	0.3%
Amortization of Acquisition-related Intangible Assets	151.2	5.2%	137.8	5.3%

Adjusted Operating Income (b)	$510.3	17.6%	$447.4	17.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$523.4	18.1%	$237.3	9.1%
Cost of Revenues Charges (c)	15.4	0.5%	3.7	0.1%
Selling, General and Administrative Costs, Net (d)	38.0	1.3%	(0.2)	0.0%
Restructuring and Other Costs, Net (e)	39.9	1.4%	8.2	0.3%
Amortization of Acquisition-related Intangible Assets	151.2	5.2%	137.8	5.3%
Restructuring and Other Costs, Net – Equity Investments	0.3	0.0%	0.1	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.8	0.0%	0.7	0.0%
Other Income (Expense), Net (f)	(22.2)	-0.8%	15.3	0.6%
Provision for Income Taxes (g)	(58.0)	-2.0%	(56.0)	-2.1%
Discontinued Operations, Net of Tax	(305.8)	-10.5%	(8.6)	-0.3%

Adjusted Net Income (b)	$383.0	13.2%	$338.3	13.0%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.36		$0.57
Cost of Revenues Charges, Net of Tax (c)	0.02		0.01
Selling, General and Administrative Costs, Net of Tax (d)	0.10		—
Restructuring and Other Costs, Net of Tax (e)	0.07		0.01
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.27		0.22
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income (Expense), Net (f)	(0.04)		0.02
Provision for Income Taxes (g)	—		—
Discontinued Operations, Net of Tax	(0.79)		(0.02)

Adjusted EPS (b)	$0.99		$0.81

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$354.7		$283.7
Net Cash Provided by Discontinued Operations	(0.4)		(10.3)
Purchases of Property, Plant and Equipment	(59.2)		(56.3)
Proceeds from Sale of Property, Plant and Equipment	2.3		1.4

Free Cash Flow	$297.4		$218.5

Segment Data	Three Months Ended
	July 2,	% of	July 3,	% of
(In millions)	2011	Revenues	2010	Revenues

Revenues
Analytical Technologies	$1,282.3	44.3%	$1,074.9	41.4%
Laboratory Products and Services	1,756.9	60.6%	1,653.7	63.7%
Eliminations	(141.8)	-4.9%	(132.9)	-5.1%

Consolidated Revenues	$2,897.4	100.0%	$2,595.7	100.0%

Operating Income and Operating Margin
Analytical Technologies	$271.2	21.1%	$213.8	19.9%
Laboratory Products and Services	239.1	13.6%	233.6	14.1%

Subtotal Reportable Segments	510.3	17.6%	447.4	17.2%

Cost of Revenues Charges (c)	(15.4)	-0.5%	(3.7)	-0.1%
Selling, General and Administrative Costs (Income), Net (d)	(38.0)	-1.3%	0.2	0.0%
Restructuring and Other Costs, Net (e)	(39.9)	-1.4%	(8.2)	-0.3%
Amortization of Acquisition-related Intangible Assets	(151.2)	-5.2%	(137.8)	-5.3%

GAAP Operating Income (a)	$265.8	9.2%	$297.9	11.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods have been adjusted to present the results of the Athena Diagnostics and Lancaster Laboratories businesses, sold on April 4, 2011, as discontinued operations.
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items (see note (g) for details); and results of discontinued operations.
(c) Reported results in 2011 and 2010 include $14.6 and $2.4, respectively, of charges for the sale of inventories revalued at the date of acquisition.  Reported results in 2011 and
      2010 include $0.8 and $1.3, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2011 include transaction costs, net, related to the acquisitions of Dionex and Phadia. Reported results in 2010 include transaction costs, net, related to the acquisition of Biolab.
(e) Reported results in 2011 and 2010 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2011 also include $21.6 of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition.
(f)  Reported results in 2011 include a gain of $32.5 on currency hedging contracts related to the pending acquisition of Phadia and planned repayment of its multi-currency debt, offset in part by fees of $10.3 to obtain a short-term financing commitment related to the Phadia acquisition. Reported results in 2010 include losses of $15.3 on early extinguishment of debt.
(g) Reported provision for income taxes includes i) $57.9 and $56.0 of incremental tax benefit in 2011 and 2010, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2011, $1.4 of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes and $1.5 of incremental tax benefit from resolution of tax audits.
Notes:
Consolidated depreciation expense in 2011 and 2010 is $51.4 and $47.5, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $20.3 and $22.0 in 2011 and 2010, respectively.

Consolidated Statement of Income (unaudited) (a)(b)	Six Months Ended
	July 2,	% of	July 3,	% of
(In millions except per share amounts)	2011	Revenues	2010	Revenues

Revenues	$5,618.8		$5,222.6
Costs and Operating Expenses:
Cost of revenues (c)	3,259.3	58.0%	3,043.5	58.3%
Selling, general and administrative expenses (d)	1,272.3	22.6%	1,150.8	22.0%
Amortization of acquisition-related intangible assets	286.6	5.1%	284.5	5.4%
Research and development expenses	158.1	2.8%	135.7	2.6%
Restructuring and other costs, net (e)	55.2	1.0%	25.6	0.5%
	5,031.5	89.5%	4,640.1	88.8%

Operating Income	587.3	10.5%	582.5	11.2%
Interest Income	11.6		5.3
Interest Expense	(66.7)		(46.1)
Other Income (Expense), Net (f)	22.4		(20.9)

Income from Continuing Operations Before Income Taxes	554.6		520.8
Provision for Income Taxes (g)	(89.8)		(67.5)

Income from Continuing Operations	464.8		453.3

Income from Discontinued Operations	5.5		13.8
Gain on Disposal of Discontinued Operations	305.3		2.5

Net Income	$775.6	13.8%	$469.6	9.0%

Earnings per Share from Continuing Operations:
Basic	$1.21		$1.11
Diluted	$1.19		$1.09

Earnings per Share:
Basic	$2.01		$1.15
Diluted	$1.99		$1.13

Weighted Average Shares:
Basic	385.3		409.4
Diluted	390.3		417.1

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$587.3	10.5%	$582.5	11.2%
Cost of Revenues Charges (c)	18.3	0.3%	8.8	0.2%
Selling, General and Administrative Costs, Net (d)	41.1	0.7%	0.9	0.0%
Restructuring and Other Costs, Net (e)	55.2	1.0%	25.6	0.5%
Amortization of Acquisition-related Intangible Assets	286.6	5.1%	284.5	5.4%

Adjusted Operating Income (b)	$988.5	17.6%	$902.3	17.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$775.6	13.8%	$469.6	9.0%
Cost of Revenues Charges (c)	18.3	0.3%	8.8	0.2%
Selling, General and Administrative Costs, Net (d)	41.1	0.7%	0.9	0.0%
Restructuring and Other Costs, Net (e)	55.2	1.0%	25.6	0.5%
Amortization of Acquisition-related Intangible Assets	286.6	5.1%	284.5	5.4%
Restructuring and Other Costs, Net – Equity Investments	0.4	0.0%	1.0	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	1.5	0.0%	1.4	0.0%
Other Income (Expense), Net (f)	(22.2)	-0.4%	16.0	0.3%
Provision for Income Taxes (g)	(99.8)	-1.8%	(111.8)	-2.1%
Discontinued Operations, Net of Tax	(310.8)	-5.4%	(16.3)	-0.3%

Adjusted Net Income (b)	$745.9	13.3	$679.7	13.0%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.99		$1.13
Cost of Revenues Charges, Net of Tax (c)	0.03		0.02
Selling, General and Administrative Costs, Net of Tax (d)	0.10		—
Restructuring and Other Costs, Net of Tax (e)	0.10		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.51		0.46
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income (Expense), Net (f)	(0.04)		0.02
Provision for Income Taxes (g)	0.02		—
Discontinued Operations, Net of Tax	(0.80)		(0.04)

Adjusted EPS (b)	$1.91		$1.63

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$693.3		$626.8
Net Cash Provided by Discontinued Operations	(13.1)		(17.8)
Purchases of Property, Plant and Equipment	(122.9)		(105.4)
Proceeds from Sale of Property, Plant and Equipment	3.2		2.4

Free Cash Flow	$560.5		$506.0

Segment Data	Six Months Ended
	July 2,	% of	July 3,	% of
(In millions)	2011	Revenues	2010	Revenues

Revenues
Analytical Technologies	$2,460.0	43.8%	$2,158.3	41.3%
Laboratory Products and Services	3,442.2	61.3%	3,324.3	63.7%
Eliminations	(283.4)	-5.1%	(260.0)	-5.0%

Consolidated Revenues	$5,618.8	100.0%	$5,222.6	100.0%

Operating Income and Operating Margin
Analytical Technologies	$518.8	21.1%	$437.1	20.3%
Laboratory Products and Services	469.7	13.6%	465.2	14.0%

Subtotal Reportable Segments	988.5	17.6%	902.3	17.3%

Cost of Revenues Charges (c)	(18.3)	-0.3%	(8.8)	-0.2%
Selling, General and Administrative Costs, Net (d)	(41.1)	-0.7%	(0.9)	0.0%
Restructuring and Other Costs, Net (e)	(55.2)	-1.0%	(25.6)	-0.5%
Amortization of Acquisition-related Intangible Assets	(286.6)	-5.1%	(284.5)	-5.4%

GAAP Operating Income (a)	$587.3	10.5%	$582.5	11.2%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). Results in all periods have been adjusted to present the results of the Athena Diagnostics and Lancaster Laboratories businesses, sold on April 4, 2011, as discontinued operations.
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items (see note (g) for details); and results of discontinued operations.
(c) Reported results in 2011 and 2010 include $16.6 and $6.0, respectively, of charges for the sale of inventories revalued at the date of acquisition.  Reported results in 2011 and
      2010 include $1.7and $2.8, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d) Reported results in 2011 include transaction costs, related to the acquisitions of Dionex and Phadia. Reported results in 2010 include transaction costs, net, related to the acquisition of Finnzymes.
(e) Reported results in 2011 and 2010 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2011 also include $21.6 of cash compensation from monetizing equity awards held by Dionex employees at the date of acquisition and, in 2010, a $6.0 loss on a patent infringement claim that arose at a business unit prior to its acquisition by the company.
(f)  Reported results in 2011 include a gain of $32.5 on currency hedging contracts related to the pending acquisition of Phadia and planned repayment of its multi-currency debt, offset in part by fees of $10.3 to obtain a short-term financing commitment related to the Phadia acquisition. Reported results in 2010 include losses of $16.0 on early extinguishment of debt.
(g) Reported provision for income taxes includes i) $106.5 and $109.9 of incremental tax benefit in 2011 and 2010, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2011, $8.2 of incremental tax provision from adjusting the company's deferred tax balances as a result of tax rate changes and $1.5 of incremental tax benefit from resolution of tax audits; and iii) in 2010, $1.9, net, of incremental tax benefit from resolution of tax audits.
Notes:
Consolidated depreciation expense in 2011 and 2010 is $100.3 and $94.4, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $41.9 and $40.8 in 2011 and 2010, respectively.

Condensed Consolidated Balance Sheet (unaudited)
	July 2,	December 31,
(In millions)	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$1,356.1	$917.1
Short-term investments	7.6	8.9
Accounts receivable, net	1,683.4	1,473.8
Inventories	1,350.4	1,172.9
Other current assets	607.2	562.3

Total current assets	5,004.7	4,135.0

Property, Plant and Equipment, Net	1,509.5	1,360.2

Acquisition-related Intangible Assets	6,650.6	5,913.7

Other Assets	536.2	944.8

Goodwill	10,372.8	8,995.7

Total Assets	$24,073.8	$21,349.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$18.5	$105.8
Other current liabilities	1,798.3	1,604.0

Total current liabilities	1,816.8	1,709.8

Other Long-term Liabilities	2,582.5	2,247.3

Long-term Obligations	4,008.8	2,031.3

Total Shareholders' Equity	15,665.7	15,361.0

Total Liabilities and Shareholders' Equity	$24,073.8	$21,349.4

Condensed Consolidated Statement of Cash Flows (unaudited)	Six Months Ended
	July 2,	July 3,
(In millions)	2011	2010

Operating Activities
Net income	$775.6	$469.6
Income from discontinued operations	(5.5)	(13.8)
Gain on disposal of discontinued operations	(305.3)	(2.5)
Income from continuing operations	464.8	453.3

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	386.9	378.9
Change in deferred income taxes	(78.9)	(132.0)
Other non-cash expenses, net	68.1	68.7
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(160.7)	(159.9)

Net cash provided by continuing operations	680.2	609.0
Net cash provided by discontinued operations	13.1	17.8

Net cash provided by operating activities	693.3	626.8

Investing Activities
Acquisitions, net of cash acquired	(2,091.3)	(287.8)
Purchases of property, plant and equipment	(122.9)	(105.4)
Proceeds from sale of property, plant and equipment	3.2	2.4
Other investing activities, net	10.9	(0.2)

Net cash used in continuing operations	(2,200.1)	(391.0)
Net cash provided by discontinued operations	834.2	0.5

Net cash used in investing activities	(1,365.9)	(390.5)

Financing Activities
Net proceeds from issuance of debt	2,174.4	741.6
Settlement of convertible debt	(452.0)	(600.8)
Redemption and repayment of long-term obligations	(0.5)	(502.2)
Purchases of company common stock	(762.5)	(187.5)
Net proceeds from issuance of company common stock	141.8	49.4
Tax benefits from stock-based compensation awards	15.4	7.8
Increase (decrease) in short-term notes payable	9.2	(0.1)

Net cash provided by (used in) financing activities	1,125.8	(491.8)

Exchange Rate Effect on Cash	(14.2)	(1.2)

Increase (Decrease) in Cash and Cash Equivalents	439.0	(256.7)
Cash and Cash Equivalents at Beginning of Period	917.1	1,564.1

Cash and Cash Equivalents at End of Period	$1,356.1	$1,307.4

Free Cash Flow (a)	$560.5	$506.0

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.